Exhibit 10.3

2011 Plan – US certificate

Chairman and Chief Executive Officer (Principal Executive Officer)
Stock Option Award Certificate (NON-EMPLOYEE DIRECTOR)	ID: XXXXXXXX Connaught House 1 Burlington Rd. Dublin 4, Ireland

Chairman and Chief Executive Officer (Principal Executive Officer)
«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME» «ADDRESS_LINE_1» «ADDRESS_LINE_2» «ADDRESS_LINE_3» «CITY», «STATE» «ZIP_CODE»	Option Number: Plan: ID:

Effective «GRANT_DATE», you have been granted a Non-Qualified Option to buy «SHARES_GRANTED» shares of Alkermes plc (the “Company”) common stock at «OPTION_PRICE» per share.

Vesting details are available via your Bank of America Merrill Lynch Benefits Online account. The Non-Qualified Stock Option shall expire on the 10th anniversary of the date of grant (unless otherwise provided below).

In the event of the termination of your service relationship with the Company, the Non-Qualified Stock Option shall vest and be exercisable in full on such termination of service relationship and the period during which the Non-Qualified Stock Option (to the extent that it is exercisable on the date of termination of the service relationship) may be exercised shall be three (3) years following the date of termination of the service relationship, but not beyond the original term of the Non-Qualified Stock Option.

The foregoing Non-Qualified Stock Option has been granted under and is governed by the terms and conditions of this Stock Option Award Certificate and the Alkermes plc 2011 Stock Option and Incentive Plan, as amended (the “Plan”).

____________________________________________ Alkermes plc	______________________ Date